Exhibit 99.2

Chico’s FAS, Inc. — 11215 Metro Parkway — Fort Myers, Florida 33966 — (239) 277-6200

Chico’s FAS, Inc. Increases Dividend By 36%

Fort Myers, FL – November 26, 2013 – As part of its ongoing commitment to increase shareholder value and return excess cash to its shareholders, Chico’s FAS, Inc. (NYSE: CHS) today announced that its Board of Directors declared a quarterly cash dividend of $0.075 per share of its common stock, an increase of $0.02 over the third quarter 2013 dividend rate.

On an annualized basis, this would equate to an increase of $0.08, or 36%, over the annualized dividend run-rate from the third quarter. The dividend is payable on December 23, 2013 to Chico’s FAS shareholders of record at the close of business on December 9, 2013.

The announcement underscores the company’s strong financial position and the Board and management’s confidence in the Company’s long-term business outlook and ability to generate significant cash flow on a consistent basis.

Since 2010, the company’s dividend per share has nearly doubled, from $0.04 per quarter to $0.075. During the same timeframe, Chico’s FAS, Inc. has returned $553 million to shareholders through share repurchases and dividends.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a leading women’s omni-channel specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of November 2, 2013, the Company operated 1,470 stores in the US and Canada. The Company’s merchandise is also available at www.chicos.com, www.whbm.com, www.soma.com, and www.bostonproper.com. For more detailed information on Chico’s FAS, Inc., please go to our corporate website at www.chicosfas.com.

Executive Contact:

Todd Vogensen

Vice President-Investor Relations

Chico’s FAS, Inc.

(239) 346-4199